U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                        SEC File Number: 0-17072
                                                       CUSIP Number: 973812 10 0

         [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 10-Q and
           Form 10-QSB [ ] Form N-SAR For Period Ended: April 30, 1999

[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
                        For the Transition Period Ended:

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

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If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                 Not applicable

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Part I - Registrant Information

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Full Name of Registrant:                Windswept Environmental Group, Inc.
Former Name if applicable:              Not Applicable
Address of Principal Executive Office:  100 Sweeneydale Avenue, Bay Shore,
                                        New York 11706

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Part II - Rule 12b-25(b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed [X]

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Registrant has a new chief financial officer. The Registrant also has had turnover of employees in the Registrant's accounting and finance department. For such reasons, the Form 10-KSB for the fiscal year ended April 30, 1999 could not be filed within the prescribed period.

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Part IV - Other Information

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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification:

                        Daniel Rosenberg - (516) 434-1300

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding twelve months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                            [X] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                            [X] Yes     [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Registrant has not yet completed its financial statements for the fiscal year ended April 30, 1999. The Registrant currently believes that its results of operations for its fiscal year ended April 30, 1999 will be significantly different from its results of operations for its fiscal year ended April 30, 1998; however, the Registrant is unable to definitively determine those differences at this time.

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     Windswept  Environmental  Group,  Inc.  has  caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                    WINDSWEPT ENVIRONMENTAL GROUP, INC.


Date:  July 29, 1999           By:
                                   -------------------------------------------
                                   Daniel Rosenberg, Chief Financial Officer